The McGraw Hill Companies

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RATINGS

Reader's Digest Secured Debt Rating Cut To 'B-' (Recovery Rating: 4)

Primary Credit Analyst:
Tulip Lim, New York (1) 212-438-4061;	Publication date: 09-Dec-08, 16:33:20 EST
tulip_lim@standardandpoors.com	Reprinted from RatingsDirect

●Current Ratings
NEW YORK (Standard & Poor's) Dec. 9, 2008--Standard & Poor's Ratings Services today lowered its issue-level rating on Reader's Digest Association Inc.'s senior secured debt to 'B-' (at the same level as the 'B-' corporate credit rating on the company) from 'B'. The recovery rating on this debt was revised to '4', indicating our expectation of average (30% to 50%) recovery for lenders in the event of payment default, from '2'.

The issue-level rating on Reader's Digest's subordinated debt remains at 'CCC' (two notches lower than the corporate credit rating) with a recovery rating of '6', indication our expectation of negligible (0% to 10%) recovery in the event of a payment default.

The revision of the recovery rating on the company's secured debt reflects a change in our valuation approach. We now believe that the company would be sold as part of an orderly liquidation following a default, versus our previous assumption that the company would reorganize. (For the complete recovery analysis, see Standard & Poor's recovery report on Reader's Digest, to be published on RatingsDirect immediately following the release of this report.)

The corporate credit rating on Reader's Digest remains at 'B-', and the rating outlook is stable. The rating reflects the company's very high leverage and Standard & Poor's concerns regarding management's ability to stem business declines, complete restructuring initiatives, resume revenue and EBITDA growth, and generate positive discretionary cash flow. Reader's Digest's market positions in the highly competitive publishing and direct marketing businesses--both facing weak fundaments--minimally temper these factors. (For the latest complete corporate credit rating rationale, see Standard & Poor's research report on Reader's Digest published Sept. 22, 2008.)

Ratings List

RDA Holding Co.
Reader's Digest Assn. Inc.
 Corporate Credit Rating   B-/Stable/--

Ratings Revised
                                                    To        From
Reader's Digest Assn. Inc.
 Senior Secured                 B-        B
   Recovery Rating             4         2

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